EXHIBIT 99.1

2009 Annual Meeting Script

Slide 9

MARKIN:

Thanks Tim.  Before we begin the business review I’d like to recognize members of the VirtualScopics management team who are in attendance today.  These are the key leaders of the company who are working every day to progress the company forward.  While it would take to long to identify them by name I would ask you to feel free to talk with them after the meeting.  I should also note many of them are shareholders as well.

Next I would like us to take a few minutes to review a video that we developed for marketing visibility at industry trade shows.  I believe it sets the stage very nicely for the discussion that Molly and I will now lead on our company performance and future direction.

Video Plays

As the video very aptly describes the work we are doing is not only important from a commercial perspective it is very important for the world at large.

 I will now provide an overview of the company which includes some specifics about our value proposition to the Pharmaceutical Industry along with an example of our technology offering in the fastest growing area of the company which is Oncology.  This will be followed by a recap of 2008 where we will review the major accomplishments of the past year along with a financial summary which highlights the transformation of the company from a consumer of cash to one of a generator of cash.   I would ask that you hold any questions you have until the end of the presentation.

Slide 10

The ultimate goal of our customers is to develop new therapies to address some of the world’s worst diseases.  These large Pharmaceutical companies come to companies like ours to use medical imaging technologies like X-ray, CT, MRI, and PET to tell them if patients that are participating in clinical trials are responding to these new drugs and if the drugs are working as they intended them to work.

We are the premier provider of quantitative image-based solutions for clinical trials

•	Integrated solution delivered as a series of services that manage imaging trials from inception to data submission
•
Highly automated quantitative analysis vs. conventional qualitative radiologist driven analysis.  Another words using software programs to measure very precisely biological structures and processes in a repeatable fashion with much lower variability than what can be accomplished by radiologists alone that allow trials to proceed with a reduced number of subjects for shorter periods of time vs. trials run with conventional radiological analysis

•	World class customer base, doing business with 12 of the 15 leading pharmaceutical, biotechnology and medical device companies

Slide 11

The technology and delivery model that we have developed provides a platform of services that can be delivered to multiple therapeutic areas where we provide structural measurements like 3D volume changes in tumors of patients that have advanced forms of cancer to characterizing plaques in the carotid arteries in subjects showing early stages of coronary disease.

Along with the ability to provide very precise structural measurements we have also pioneered the use of functional imaging measurements where we are able to directly measure blood flow reduction in patients undergoing new cancer therapies that are designed to shut off blood flow to tumors eventually killing them from lack of nourishment.  Another example of functional imaging is the ability to characterize the overall quality of cartilage in the 40 million people suffering from the debilitating effects of arthritis.  As therapies which are aimed at strengthening or in some cases regenerating cartilage are brought forward our technology and expertise is recognized globally as best in class.

In each of these examples, and others that I haven’t described we are developing and repurposing our technology to directly measure and characterize the response of patients to new therapies in a way that is very different and of higher value to our clients than services delivered by our competition.

Slide 12

Now let me talk more specifically about our solution as it is deployed in the area of Oncology.  First a little background.

•	There was an estimated 1.4 million new cases of cancer diagnosed in 2006
•	NIH estimated the cost of cancer in 2005 to be $210 billion
•	Mortality rates have declined over the past several years due to improved and targeted therapies
•	Estimated market for imaging related clinical trial services in 2011 ~ $500 million

Slide 13

The standard today for assessment of solid tumors in Oncology studies involves the analysis of single 2 dimensional slices of a multislice CT image.  Radiologists will draw a

•
Crude 2D line across the tumor to monitor its response to the drug.  Essentially acting as a diameter.  These tumors though are not two dimensional but actually are three dimensional objects.  As you can imagine this 2D line does not provide a good characterization of this 3D object.

•	Also new therapies tend to work from inside the tumor so overall length may not change immediately as these tumors become cavitated shells.
•	Additional measures are therefore required to characterize response and progression of the disease

Slide 14

Our image and data analysis is steeped in 3D analysis rather than 2D through the deployment of our automated segmentation and analysis algorithms. As you can see this particular subject has a large tumor in the lung.  You can also see that this tumor is a very oblong non uniform object that when characterized by a 2D line can be very misleading.  Our 3D analysis which automatically determines the boundaries of the tumors provides a much more precise characterization of what is happening to these tumors over time.  Also you can see that this patient is responding to the therapy as approximately 40% of this tumor has died. Rather than identifying a single two dimensional line to characterize a three dimensional structure we provide a series of measurements that are vital to characterize today’s therapies which tend to work from the inside of a tumor.

Slide 15

This is an example of what we provide for structural imaging in Oncology which are a combination of 3D measures for volume as well as including a direct measure for density which characterizes the loss in bulk of the tumor along with the conventional measures that we reviewed on that 2D image but for which we are able to provide much more precisely than manual measures due to our automated techniques.

So ultimately we provide:

•	Custom analysis designed specifically for the disease
•	Quantitative and precise
•	With additional opportunity to verify the mechanism of action of the compound

Slide 16

„           So in summary.  Our clients work with us on their clinical trials because they are able to run their clinical trials with a
„           Reduced number of subjects
▪	Higher precision = fewer patients
▪	Fewer patients = lower trial costs
„           Accelerated time to market
▪	Smaller trial sizes = quicker enrollment and faster results
▪	Algorithm driven analysis yields results faster than radiologists driven analysis
„           Better information for Go-No Go decisions
▪	Enhanced characterization of disease progression coupled with drug mechanism of action provides confidence in early decision making
▪	Increased transaction speed allows for faster go and no go decisions saving money and driving increased revenue

Slide 17

  With that short background on who we are as a company and the value we provide to our clients I would like to move the discussion to our accomplishments during 2008 and early 2009.

At the end of last years annual meeting in NYC we described our focus for the balance of 2008 and I am pleased to say that as a company we achieved all of the objectives that were described at that meeting which includes building operational scale, further penetrating our customer base and the market at large to sign new customer agreements, achieving our financial targets, and putting preliminary plans in place for our potential entry into an exciting new market in diagnostics and personalized medicine.

Slide 18

From an operational perspective it’s all about our ability to process and deliver to clients greater volumes of work while achieving increasing levels of efficiency.  To that end we delivered gross profit margin ≥ 50% in Q4 and Q1 which met our very aggressive targets in this are while meeting or exceeding customer requirements with

–	On time delivery at 92% to our customers. We expect to exceed 95% by year end.
–	Increasing our Global Reach
–	Enhancing our continuous Improvement process which is critical for future performance as we grow

Slide 19

As it relates to global reach this next slide outlines the countries around the world where studies that we are managing are currently underway.  Our site management group is responsible for training and receiving imaging data from these countries on a timely basis as outlined in the study protocol.  As you can imagine with time zone, cultural, and language challenges this is no small task.  We have also outlined the location of our European office which we opened last year in England

Slide 20

 We have talked frequently about our continuous improvement process and the role it plays in our ability to efficiently scale the company and to meet the growing needs of our clients.  At its core it is a very simple process that follows 4 defined steps of Plan, Do, Check, Act.  Essential decide what you need to do and how your going to do it, implement it, verify you are achieving the desired state, and if so continue or if not fix it and repeat the process.  It appears on the surface to be a very simple process which it is.

Slide 21

When coupled with lean six sigma which at its core uses time and the “relentless pursuit of waste elimination” as competitive leverages and Seeks to make value flow throughout the entire process, using the least amount of resources (time, people, materials, machines, energy, and space) necessary you create a culture of never-ending improvement at all organization levels.

And that is exactly what we are seeing in the company and is the catalyst for the resulting increases in our gross profit margins.

Slide 22

The last area I will address before I turn the meeting over to Molly is New Customer agreements which is the lifeblood of any company especially and I am very happy to report that we have made great progress in this area with Active projects up 46% in 2009 vs. 2008 with Late phase projects representing 55% vs. 27% in 2008.  These late phase projects are typically larger and run longer than early phase projects and are thus more lucrative to the company.  Also of note is that it is much more difficult to win these later phase projects as they are not only very competitive but track record and operational capability are key determinants to success.  Our growth here is great external validation of the progress we are making and the growing reputation of the company.

In 2008 we offered to the industry the first of its kind quality and service guarantee which essentially states that for oncology projects we will perform the contracted services to specification on time or it’s on us.  This demonstrates to our clients that we are not only willing to commit to aggressive timelines but are also willing to put skin in the game with them.

Also in 2008 we launched a new offering in oncology where we deliver advanced 3D measurements along with the standard 2D measurements for no additional cost.

These initiatives along with our growing reputation as leaders in the industry are reasons for the significant growth we are realizing leading to a 120% increase in the dollar balance remaining on awarded and signed contracts or project backlog.

And finally our sales pipeline of projects that are pre award is up 120% from 2008.

With this we have met or exceeded all of our customer growth objectives which is very gratifying.

Slide 23

I would like to now turn the meeting over to Molly who will review our financial achievements and outline our assessment and path forward as it relates to Diagnostics and personalized medicine.

MOLLY HENDERSON:

Slide 23

In early 2008, we began providing guidance to the financial community to more broadly communicate our goals and expectations from a financial perspective. At that time, we indicated that our top line objective for 2008 was revenue of $7 million. This represented a 25% growth over our 2007 revenue. We also stated that our gross margin goal for the end of 2008 was to approach 50%. At that time, we were averaging 35% margins, however, we had spent the past several years building a regulatory compliant, scalable business that we believed would yield strong economies of scale as we grew the top line.  Not only did we exceed the revenue target and achieve 50% gross margin, but we substantiated our business model and demonstrated that we can cost effectively provide quality advanced quantitative image analyses to our customers. The last, and from my perspective, the most important goal we set for ourselves was to be cash flow breakeven from an operating basis by the end of 2008. Over the 6 or so years of our existence we had been using cash to support our research and development efforts along with operational and regulatory requirements. We knew the landscape for raising capital would continue to be more challenging and felt it was only appropriate to structure the business to be a self reliant stable organization. The achievement of this goal at the end of last year was a significant milestone for us as a company and we believe ultimately for our stockholders.

Slide 24

The left chart shows our quarterly revenues over the past six quarters. From the fourth quarter of 2007 until the first quarter of 2009, our revenues increased over 50%, in just a 15 month period. As evidenced by this chart, we have demonstrated increasing revenues each quarter. We currently serve over 30 customers including the majority of the leading pharmaceutical and medical device companies in the world. It’s with these customers that we have over 90 active projects under management.

The chart of the right highlights the gross profit by quarter over the past year and a half. Similar to our revenue trend, we have shown solid growth in our gross profit. And, over the short 1 ½ year period our gross profit has increased over 120%. This strong economy of scale is directly related to the efficiencies that we have built within our operations to handle a greater amount of data without significantly increasing our resources.

Slide 25

As I mentioned, our significant focus for last year was to be self supporting from a cash perspective. This slide shows the cash usage within our operations over the past 6 quarters. Not only did we achieve cashflow breakeven at the end of 2008, we generated cash from our operations during the first quarter of 2009. We anticipate this trend to continue, however, we will invest in areas of the business necessary to support our growth in order not to impact the customer-focused reputation we have earned by our customers we will also invest in areas that we believe have a solid return on investment, which I will expand upon later in the presentation.

Slide 26

Shown here is our project balance, also referred to as backlog in the industry. This represents the remaining amount left to be recognized on projects that are under contract or award. The typical life of our customer contracts is approximately 3 ½ years, therefore, the backlog provides us visibility into the revenues over the next several years.  We anticipate that projects under award will be finalized over the next few months and will then be contracted projects, however, there can be no assurance of this. Additionally our customer contracts are cancellable with 30 days notice.  Historically, we’ve found this to be rare, and our cancellation rate over the past 3 years is around 5%. Additionally, we have never experienced a cancellation due to performance, rather it’s typically an internal decision by the pharmaceutical company to change directions on their compounds in development.

Over the past four years, our backlog has experienced a 10x appreciation. We have evolved significantly as a company and have adapted our technology to fit the growing need within the industry. Based on customer feedback surveys, we are considered to be a well respected company that has innovative technology that is applied in a customer-focused manner. In 2009, we have continued to see the momentum from new project requests and anticipate that this growth trend will continue.

Slide 27

I have focused much of my prepared remarks on our progress over the past year and a half. However, I also believe it is important to reflect upon the past several years, as history is often a good indicator of the future. Here are key attributes highlighted at 2 time periods, 2004 and today. Our quarterly revenues today equal the amount that we recognized during a full year, just 4 years ago. The amount of customers has nearly tripled as with the projects under management. Pfizer was our largest customer in 2004 and represented over 80% of our revenues and nearly 80% of the projects under management. Today, due to the heavy diversification of our customer base, Pfizer is no longer our largest customer. As I highlighted in the last slide, our project backlog now exceeds $30 million, just 4 years ago, it was just shy of $3 million. An item that isn’t necessarily quantifiable but nonetheless extremely important for a company to be commercially viable in this industry is regulatory compliance. We are required to adhere to certain federal regulations governing good clinical practices as suppliers to the pharmaceutical industry. We are frequently audited by our customers to ensure we meet these regulatory standards. Four years ago, we were often faced with many observations from customer audits which required corrective action in order to satisfy the customer as to our regulatory compliance. Often times an audit with many findings gives customers concern as to whether to award new projects to a company.  Today we are routinely audited about every month. The audit findings tend to be trivial in nature and often called out by our customers as being best in class when compared to our much larger competitors.  Although it isn’t necessarily easy to define, we believe our strong regulatory environment is one of the important reasons customers feel confident in awarding studies to us today.

4 years ago we were a private company with 45 employees, today we are publicly traded on Nasdaq with a broad and diverse stockholder base.  In four years we have learned a lot, made course corrections to best apply our services and in retrospect have operated as 2 very different companies. We are proud of our accomplishments and truly believe we will be able to show as significant progress over the next four years as we have the last four.

Slide 28

Since the company was formed back in 2000, there has been discussion around applying the VirtualScopics technology in the diagnostic market.  To date we have used our systems to assist drug makers in the determination of whether their compounds are effective. In our earlier years we assessed the diagnostic market and how our technology could be used in the determination of the stage of disease or for surgical planning purposes. At that time, we concluded that the cost and time to market for our existing tools would be significant and our software had not yet reached the level of maturity or had the right amount of validation to realistically warrant entering this market. Now, five years later we believe we have reached a level of maturity within one of our applications which we believe would have a benefit to the broader patient treatment market. We’ve referred to the diagnostic market in the past, however, the technology we’ll be discussing doesn’t necessarily diagnose, rather it provides an assessment of the likelihood of response to a treatment, therefore, we feel it is more aptly described as the personalized medicine market.

Slide 29

Over the past several months, we have spent a number of hours assessing the market and determining whether an opportunity exists for VirtualScopics. We reviewed our suite of technology to determine which tools would provide the strongest value proposition within the industry factoring in a number of items including market opportunity, need and benefit. Based on this assessment we believe our Dynamic Contrast Enhanced MR imaging tool would meet this criteria. In this presentation, I will focus my comments on a few of the relevant topics that were assessed as we researched this market. This includes;  a description of the application, the need or opportunity within the current healthcare environment, the value proposition, the competitive advantage of our tools, the market size, the regulatory landscape and economic model and lastly our next steps.

Slide 30

Over the past few years new cancer treating drugs have entered the market that work to slow or stop the blood flow within a tumor. Blood flow is typically the pathway of nutrients for cancer cells so the theory is if the vascularity of a tumor can be stopped so can the ability for tumors to grow and new metastices to form. These compounds are called anti-angiogenic therapies and typically used in conjunction with chemotherapy drugs which work on a cellular level to inhibit cell reproduction rather than disrupt blood flow.

Over the past several years we have worked on over 30 projects for various pharmaceutical companies providing them information on the level of blood flow within a tumor in order to determine whether their anti-angiogenic drugs are having the desired effect on patients enrolled in their clinical trial. This slide provides a visual depiction of the impact of an anti-angiogenic therapy over a 2 month timespan. In most clinical settings a patient undergoing advanced treatment for cancer gets a CT scan at baseline and then again at 2 months to determine whether their tumors are showing a response to therapy, meaning are the tumors stable, growing or shrinking. In the case of this life threatening disease, two months can mean a lifetime.  This patient with a large nasal tumor is on an anti-angiogenic compound. It is apparent that after 8 weeks the vascularity of the tumor, as illustrated by the color in these images, has been significantly diminished. The key point is that using our software tools in conjunction with a dynamic contrast enhanced MRI (DCE-MRI) we were able to indicate after 48 hours that this person would be a responder to the therapy. On average only 30% of patients taking an anti-angiogenic therapy will show tumor response at 2 months. If the patient does not show a response to therapy at 48 hours it is highly unlikely that they will see a response at 2 months. By determining at 48 hours whether there will be a response at 2 months enables patients and oncologists time to try alternate treatments. Therefore, the difference between 2 days and 2 months can mean life or death for some patients.

Slide 31

Over the past few months we have had multiple focus group sessions with key stakeholder groups both locally and out of the area  that we believe would be impacted by this tool if it was applied in the broader personalized medicine market. This outreach included radiologists, Oncologist, Payers (meaning the insurance carriers), and consultants both from a regulatory and reimbursement perspective. Additionally, we have spent time gathering, interpreting and summarizing information available online related to this market.

Slide 32

Currently there are 8 anti-angiogenic drugs on the market that have been approved by the FDA for treating patients with certain types of cancer. These different indications include non-small cell lung cancer, breast, colorectal, hepatocellular carcinoma and renal cell. The most widely known anti-angiogenic drug is Avastin by Genentech which received FDA approval in 2004 for colorectal cancers. Avastin can cost patients and/or their insurance company as much as $10,000 a month and it is not unusual for the cost to exceed $100,000 over the course of treatment, on this drug alone.  In 2008, the largest three anti-angiogenic compounds generated revenues of over $5 billion. This amount continues to increase as the drug makers receive approval for uses on other indications of disease.

Slide 33

The U.S. National Cancer Institute estimates that more than $4 billion has been invested in the research of angiogensis-based medicines. This makes this area one of the most heavily funded areas of cancer research. It is estimated that 14 million cancer patients could benefit from these types of drugs. And currently, there are over 40 anti-angiogenic compounds in different parts of the development process that cover various other indications of cancer. Some estimates have placed the total number of drug clinical trials underway which include some form of angiogenesis inhibiting properties at over 400.

Slide 34

Within the healthcare arena there are various impacting groups that need to be individually assessed to determine the benefits and impacts that our technology would result on them. We believe the largest stakeholders for our technology are the patients and oncologists who oversee the health of the patient. The ability to get early determination of the patient’s response to therapy, personalize the medicine, avoid co-payments on ineffective drugs, and the ability to change therapies to a more efficacious treatment and ultimately enable the ability to extend a life are some of the key benefits for the patients and oncologists. We believe there is also a benefit to the insurance carriers, or payers, in that they can avoid the payment for drugs that don’t help the patient. With the high cost of anti-angiogenic compounds which approach $10,000 a month, plus the 30% response rates, the cost avoidance on ineffective compounds is significant.

In April of this year, individuals from the 4th largest drug maker in the world, Novartis, presented at a large industry conference in London. Here are their words “The case of 3 drugs. Erbitux, Herceptin and Avastin, each had sales of $2 billion in 2007. Given an average 20% response rate for anti-angiogenic agents, a total of approximately $4.8 billion in potential savings is wasted each year because oncologists are treating the wrong patients – just on these 3 drugs alone.” He went on to discuss the benefits of personalized medicine and the ability to stratify patients in order to prescribe medications which best suit the patient’s specific genetic profile.

We believe there are also intrinsic benefits to Pharmaceutical companies and imaging equipment manufactures which we continue to explore through ongoing discussions with them.

Slide 35

DCE-MRI tools have been used for a number of years by academic centers across the US. Often times the analyses performed by these centers leads to high variability within the data. And therefore, it is often difficult to determine what are the actual results versus noise within the measurement technique. Published literature has stated that typical variability within DCE-MRI, or blood flow, analyses is over 30% which forces a very large sample size to be collected in order to get meaningful results from a clinical trial perspective. And from a patient treatment perspective is not often used due to the unreliability of the data. Our patent-pending techniques have reduced this variability from over 30% to 5%. This is the reason pharmaceutical companies have used us and why we’re considered experts in this area.

Slide 36

Our market size research included obtaining statistical information regarding the amount of new cancer incidents within each indication of the disease that has approved anti-angiogenic therapies. Based on the amount of new cases in 2008 times our current average price for this service we have estimated the market to approximate $460 million within the US. We conservatively believe this market would be 30% greater when looking at the market globally. This is conservative based on the availability of MRIs across the global. Although standard MRIs can be used for this service, trained technicians are necessary in order to ensure proper adherence to required protocols. However, we will continue to look globally to determine the most effective ways to go to market.

Slide37

From a regulatory perspective, we believe our tools would fall under the FDA guidelines of a medical device.  Medical devices fall into three classes, each with a heightened level of compliance required.  If a predicate device is identified, meaning a device already approved by the FDA, regarding effectiveness and safety, as well as the claims we believe we would make  we would be considered a Class II device and a 510k would be filed as the mechanism to be granted approval. The 510k is a less costly and more streamlined filing than a pre-market approval (PMA). In the event that a predicate device is not identified, a PMA would be necessary which would require the collection of data to support the effectiveness and safety of the tools along with data demonstrating the validation of the claims we will make.

Slide 38

In order for a medical procedure to be paid for by the insurance carriers and Medicare, a CPT (Current Procedural Terminology) would be required. In the absence of a code, the market for us would be significantly reduced due to the small population that would pay for the service out of pocket. Therefore, we would need to effectively demonstrate the benefits of our technology to the payer groups and Medicare in order to receive a CPT code at a reasonable price. Once a code is granted, the likelihood of oncologists ordering the procedure significantly increases.

Slide 39

An important aspect of the entrance into the personalized medicine arena is obtaining regulatory approval. This is largely driven by the ability to identify a predicate device already approved by the FDA from both the effectiveness and claims we will make. Assuming a predicate device is identified, it is important to effectively navigate the regulatory aspects. We have spoken with a few consultants in this area, and believe an investment in their service would be well served from assisting with the identification of a predicate device to ensuring the appropriate documentation surrounding our pre-production design control of our product.  This documentation provides the agency with the requisite level of comfort that our software has been appropriately validated and verified. Once this process is underway we will begin discussions surrounding obtaining a reimbursement code. In this process we will present to relevant stakeholders our value proposition and the economic model. In order to get the attention of the relevant decision makers we believe the assistance of consultants in this area will be a wise investment in order to best navigate through this process and get the attention of the decision making individuals.

Slide 40

After Phase I, we believe we will have a truer sense on the cost and time to market based on the level of information that will be required by both the regulatory authorities and the insurance carriers who will ultimately be paying for the procedure. It is our belief that this phase will cost us less than $500,000 over the next six months and be well worth the investment in order to ensure a smooth and efficient entrance into this market, and ultimately avoid any unnecessary cost and time. Based on the results of this phase we will then have a better feel on the time to market and begin assessing the most effective launch of our technology, including partnership discussions with those organizations benefiting to determine the most effective go to market strategy.

Slide 41

Looking back at the significant progress we’ve made over the past 12 months has been extremely gratifying. The 26% increase in revenues, 50% gross margin and achieving cash flow breakeven have laid a solid foundation for us to pursue other opportunities to broaden our market share. All being said, as stockholders’ your concern is how well this positive momentum is translating to increased stock price.

Slide 42

Here is a stock chart showing our return vs. the Russell 2000 over the past 6 months. Not only have we experienced a greater than 130% increase in our stock price since January 1 of this year, our average trading volume has increased over 65% in the past three months compared to the last 9 months. We believe this is a direct reflection of our solid financial performance, our continue investor outreach and the opportunities that lay ahead of us. We truly believe an investment today in VirtualScopics will be a solid, value-generating investment for years to come.

MARKIN:

Before we move to the Q&A part of the agenda I would like to close this portion of the presentation with a slide that outlines our focus for 2009 which looks very similar to the focus we previously reviewed for 2008 with some important additions.

First and foremost we have to achieve our financial targets for revenue growth, gross profit margin, operating cash flow and earnings in the 4th quarter minus non cash expenses for options and warrants.  Through the 1st quarter we are well on our way to deliver on these objectives.

We will accomplish this by continuing to expand our customer base with projects across all disease areas with an operational infrastructure that continues to become more efficient as we grow.  .

Lastly personalized medicine is an exciting new market for our technology and services.  The work we have done to date gives us cautious optimism that we can enter this market with differentiated technology and a value proposition that resonates with the major stakeholders.  We look forward to continuing to update you on our progress in this area.